SELLING AGREEMENT

This Selling Agreement (the “Agreement”) is made and entered into between GWFS Equities, Inc. (“GWFS”) a Delaware corporation, having a principal place of business at Greenwood Village, Colorado 80111 and (“Intermediary”), aCorporation, having its principal place of business at .

Whereas, GWFS is the principal underwriter of Maxim Series Fund, Inc. (the “Fund”), a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”),

Whereas, the Fund has established a series of portfolios (each a “Portfolio,” collectively, the “Portfolios”) for which the Fund has adopted one or more distribution plans (each a “Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act 12b-1 pursuant to which  certain classes of shares of the Portfolios (the “Shares”) may also be subject to a 12b-1 plan;

Whereas, Intermediary desires to agree with GWFS to sell the Shares of the Funds listed in Schedule A of this Agreement to certain customers (“Customers”) of Intermediary;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

1.
Definition of Terms.  As used herein, the term "Prospectus" means the prospectuses and, unless the context otherwise requires, related statements of additional information (“SAI”), as the same are amended and supplemented from time to time, of each of the respective Portfolios and each of the respective classes of Shares thereof; the term “Business Day” means any day on which the New York Stock Exchange (“NYSE”) is open; the term “Market Close” means the close of regular trading on the NYSE on a Business Day, which close is generally 4:00 p.m. Eastern time; and the term “principal underwriter” has the definition provided in the 1940 Act.

2.
Intermediary shall sell Shares that are now or hereafter available for sale to Customers of Intermediary, and Intermediary will be responsible for proper instruction and training of sales personnel employed by Intermediary.  Intermediary understands and agrees that the Shares can only be sold to eligible purchasers as indicated in the Prospectus, which for some or all Share classes is limited to qualified retirement plans (“Plans”) and variable insurance products.  Intermediary shall be responsible for maintaining all compliance in connection with all its activities related to the offering of the Shares in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the FINRA Conduct Rules as adopted by the Financial Industry Regulatory Authority (the “FINRA Conduct Rules”) to the extent applicable for each Customer and all other applicable laws, rules and regulations.

3.
All orders for the purchase and redemptions of Shares of the Portfolios shall be executed at the then current net asset value (“NAV”) per Share determined in accordance with the provisions of the Prospectus.  All orders will be processed on the Business Day they are received by GWFS, except that orders received by GWFS after Market Close on each Business Day will be processed on the following Business Day.

4.
The Fund, the Portfolios and GWFS have each reserved the right to refuse at any time or times to sell any of the Shares for any reason, and the Fund, the Portfolios and GWFS have each reserved the right to refuse at any time to accept an order for purchase of Shares for any reason.

5.
Intermediary shall not make any representation concerning any Shares or class of Shares other than those contained in the relevant Prospectus or in any promotional materials or sales literature furnished to Intermediary by GWFS.  Intermediary shall not furnish, or cause to be furnished, to any person, or display or publish, or cause to be displayed or published, any information or materials relating to GWFS, an affiliated advisor of GWFS, the Fund, any Portfolio or class of Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, or other similar materials), except such information and materials as may be furnished to Intermediary by GWFS and such other information and materials as may be approved in writing by GWFS prior to use by Intermediary.  Intermediary acknowledges that Customers choosing between classes should carefully consider the fee structures of the classes in order to determine the most appropriate investment class.  Intermediary will be responsible for the proper instruction and training of all sales personnel employed by Intermediary.  Intermediary is responsible for determining whether a Fund, and which Share class of that Fund, is suitable for Intermediary’s Customer.

6.
Except to the extent GWFS’s negligence or willful misconduct caused such Losses, Intermediary shall indemnify, defend and hold harmless GWFS, the Fund, the Portfolios and all of their affiliates, and their officers, directors, employees, agents, and assignees against all losses, claims, demands, liabilities, and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to any of them, or which they or any of them may incur, including but not limited to alleged violations of the Securities Act of 1933, as amended and/or to the Securities Exchange Act of 1934, as amended (“Losses”), arising out of or in connection with: (i) Intermediary’s offer or sale of any securities pursuant to this Agreement; or (ii) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Intermediary set forth herein by intermediary or any of its officers, directors, employees, agents or associated persons.

Except to the extent Intermediary’s negligence or willful misconduct caused such Losses, GWFS will indemnify, defend and hold harmless Intermediary and all of its affiliates, and their officers, directors, employees, agents, and assignees against all Losses, arising out of or in connection with: (i) GWFS’s breach of any representations, warranties, terms or conditions of this Agreement; or (ii) any violation of any law, rule or regulation or any failure to perform or observe any obligations of GWFS set forth herein by intermediary or any of its officers, directors, employees, agents or associated persons.

No party shall be liable for any special, consequential or incidental damages.

The indemnification obligations contained in this indemnification provision shall survive the termination of this Agreement.

7.
GWFS agrees, subject to the other terms and conditions of the Prospectus, this Agreement and any attached schedule, to pay Intermediary a service fee, and Intermediary agrees to accept the same as full payment for the services undertaken by it as described in this Agreement, accrued daily and payable monthly as set forth in the Prospectus.  Intermediary acknowledges that such fee will be paid solely from monies received by GWFS under the Distribution Agreement entered into pursuant to the respective Distribution Plan; accordingly, any obligation of GWFS to pay Intermediary any service fee shall not arise unless and until GWFS receives from the relevant Fund monies intended to be used by GWFS for such purpose and in amounts sufficient for such purpose.  Under the Distribution Plans, each Portfolio is authorized to make expenditures for various distribution and support services.  Intermediary understands and agrees that (i) all service fees are subject to the limitations contained in the Distribution Agreement and the respective Distribution Plan, which may be amended or terminated at any time, and (ii) Intermediary’ failure to provide services as agreed in this Agreement will render Intermediary ineligible to receive service fees.

GWFS and the Funds reserve the right to change any service fee payable to Intermediary pursuant to this Agreement, by supplementing or otherwise revising the Prospectus or statement of additional information, as applicable.

Termination or cancellation of this Agreement shall not relieve Intermediary from the requirements of this Section.

8.
Intermediary agrees to provide distribution assistance and administrative support services in connection with the purchase, exchange and redemption of Shares by Customers including, but not limited to, distributing sales literature, answering routine telephone or written Customer inquiries regarding the Portfolios and assisting customers in connection with selecting the proper Share class and investment strategy.  Intermediary shall also provide such other information and services in connection with the Shares as may be reasonably requested from time to time.  Intermediary shall assess the suitability of transactions for the customer.

9.
Intermediary hereby represents and warrants that:  (i) Intermediary is a duly organized and validly existing entity in good standing under the laws of the jurisdiction in which it is organized; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Intermediary’s lawful execution and delivery of this Agreement and Intermediary’s performance hereunder have been obtained; (iii) upon execution and delivery by Intermediary, and assuming due and valid execution and delivery by GWFS, this Agreement will constitute a valid and binding agreement, enforceable against Intermediary in accordance with its terms; (iv) any and all fees provided for in this Agreement will be promptly disclosed by Intermediary to the Plans through their representatives; and (v) the receipt of the fees described in this Agreement by Intermediary either will not be a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code or it will be an exempt prohibited transaction.  GWFS is not and does not hold itself out to be a Plan fiduciary, and as such, prohibits the use of its name or any of the information it provides in a manner to suggest otherwise.

10.
Intermediary further represents and warrants that Intermediary is a member of FINRA or is exempt from registration as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”).  Intermediary agrees to give written notice to GWFS if it shall cease to be registered or exempt from registration as a broker-dealer under the 1934 Act and, with respect to any sales of Shares in the United States, Intermediary agrees to abide by the FINRA Conduct Rules.  Intermediary and GWFS agree to comply with all applicable federal and state laws, rules and regulations.  If Intermediary is a foreign dealer, not eligible for membership in FINRA, Intermediary still agrees to abide by all rules and regulations of FINRA.  Intermediary further agrees that it will not sell, offer for sale or solicit offers to purchase Shares of Funds in any jurisdiction where such Shares have not been qualified for sale.  GWFS agrees to inform Intermediary, from time to time and upon request, as to the jurisdictions in which the Shares have been registered or qualified for sale under, or are exempt from the requirements of, the respective securities laws of such jurisdictions.  GWFS shall have no obligation or responsibility to make Shares available for sale to Customers in any jurisdiction.  Intermediary agrees to notify GWFS immediately in the event of Intermediary’ expulsion or suspension from FINRA.  Intermediary’s expulsion from FINRA will automatically terminate this Agreement immediately without notice by GWFS.  Intermediary’s suspension from FINRA will terminate this Agreement effective immediately upon written notice of termination to Intermediary by GWFS.  Intermediary represents that it is currently a member of SIPC and, while this Agreement is in effect, will continue to be a member of SIPC.  Intermediary agrees to notify GWFS immediately if its SIPC membership status changes.

11.
“Confidential Information” of any party shall mean such party’s ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, “nonpublic personal information” of such party’s “customers” (each for purposes of this section as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked “Confidential Information.”  Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances.  Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party’s duties under this agreement. Each party agrees, upon the other party’s request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual’s status as a consumer or customer of the receiving party.  The obligations of this paragraph extend to all of a party’s employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.

Each party will, upon learning of any unauthorized disclosure or use of the other party’s Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.

The obligations in this Section 13 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from FINRA or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 13 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

The parties agree that they shall abide by the applicable provisions of all applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Customers investing in one or more Funds.  Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.  The provisions of this Section 13 shall survive the termination of this Agreement.

To the extent that any duties and responsibilities under the Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractors adhere to the same requirements.  Each party shall have the right, during regular office hours and upon reasonable notice, to audit the records of the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

12.
Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between GWFS and Intermediary.  Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto.  Except as specifically stated in this Agreement, this Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement.  Neither party hereto shall use the name of any other party hereto in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation.

13.
Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein).  Unless otherwise notified in writing, all notices to GWFS shall be given or sent to GWFS at 8515 East Orchard Road, Greenwood Village, CO 80111, attn: Charles P. Nelson, President, cc: Beverly A. Byrne, Secretary and Chief Compliance Officer.; and all notices to Intermediary shall be given or sent to Intermediary at .

14.
This Agreement shall become effective upon written acceptance by GWFS and may be terminated at any time by either party hereto upon ninety (90) days prior written notice to the other party hereto.  To the extent permitted by law, this Agreement, including any schedules hereto, may be amended only by a written instrument signed by both of the parties hereto; provided, however, that Schedule A may be amended as provided in any written notice delivered by GWFS to Intermediary.  This Agreement may not be assigned by either party without prior written consent of the other party hereto, provided, however, that a change in control of either party or assignment by either party to an affiliate shall not constitute an assignment of this Agreement provided that the other party receives written notice at least thirty (30) days prior to such change in control.  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements, representations and warranties, written or oral, between the parties relating to said subject matter, and Intermediary agrees that GWFS shall have no obligations to Intermediary other than those expressly provided herein.  In the event of any conflict between the terms of this Agreement and the Prospectus, the terms of the Prospectus shall control.

15.
Intermediary agrees to provide to GWFS and each Portfolio each calendar quarter such information as shall reasonably be requested by GWFS or a Portfolio with respect to the service fees paid to Intermediary under this Agreement.  Upon reasonable prior notice and during regular business hours, Intermediary will permit representatives of GWFS and each Fund reasonable access to its personnel and records to monitor the quality of services being provided by Intermediary pursuant to this Agreement.  Intermediary shall promptly deliver to each Fund such information as shall reasonably be necessary to permit the Fund directors of each Fund to make an informed determination to continue the respective Distribution Plans.

16.
GWFS hereby represents and warrants that: (i) it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for GWFS’s lawful execution and delivery of this Agreement and GWFS’s performance hereunder have been obtained; (iii) upon execution and delivery by GWFS, and assuming due and valid execution and delivery by Intermediary, this Agreement will constitute a valid and binding agreement, enforceable against GWFS in accordance with its terms.

17.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to principles of conflict of laws.

18.
This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed as of this  day of _______________, 20 .

GWFS Equities, Inc.	[Insert Name of Intermediary]

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A
Shares and Funds covered under Agreement and applicable fees.

Intermediary understands and agrees that the Institutional class Shares may only be made available to eligible purchasers, as described in the Prospectus.

Share Class: [G] Class Shares

Funds:  All investment portfolios or series

Fees Paid to Intermediary
No Fee Payable on [G] class shares

Intermediary understands and agrees that the [G1] class Shares may only be made available to eligible purchasers, as described in the Prospectus, which currently indicates that such Shares may only be purchased through retirement plans.

Share Classes:  [G1] Class Shares

Funds:  All investment portfolios or series

Fees Paid to Intermediary

[G1] Class Shares                   12b-1 fee of xbps